Exhibit 99.1

February 4, 2010

NOTICE OF CONVERSION

OF

CLASS A CONVERTIBLE PREFERRED SHARES

OF

YRC WORLDWIDE INC.

NOTICE IS HEREBY GIVEN, that YRC WORLDWIDE INC., a Delaware corporation, has called a special meeting of the stockholders on February 17, 2010 to vote upon amendments to its certificate of incorporation to effect a par value reduction of its common stock, an increase in the authorized amount of its common stock, and at the discretion of its board of directors, a reverse stock split and a proportionate decrease in the amount of authorized common stock. If the stockholders approve amendments to the company’s certificate of incorporation to increase the amount of authorized common stock, the company plans to file such an amendment to its certificate of incorporation with the State of Delaware on February 18, 2010 (the “Conversion Date”). In such event, on the Conversion Date, up to 4,345,514 of the company’s Class A Convertible Preferred Stock, par value $1.00 (the “Preferred Stock”), will automatically convert into the company’s common stock, par value $0.01 (the “Common Stock”), at a conversion ratio of 220.28 shares of Common Stock for each share of Preferred Stock. Any fractional shares of Common Stock resulting from such conversion ratio will be rounded down to the nearest whole share of Common Stock. If all shares of Preferred Stock are converted, the company anticipates that there will be approximately one billion shares of Common Stock outstanding as of the Conversion Date.

Ownership of more than ten percent of the Common Stock will subject the holder to reporting, purchase and sale and other provisions under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To the extent the conversion of Preferred Stock would result in a holder (or any other person who is a beneficial owner of the shares of Preferred Stock held by the holder) being the beneficial owner of more than 9.9% (including any Common Stock otherwise held by such holder) of the then issued and outstanding shares of Common Stock on the Conversion Date, the company intends that such holder’s shares of Preferred Stock will only convert on such date (and automatically from time to time after such date) and in such a manner as will result in such holder (or any other person who is a beneficial owner of the shares of Preferred Stock held by the holder) being the beneficial owner of not more than 9.9% of the then issued and outstanding shares of Common Stock.

Holders who may hold more than 9.9% of the Common Stock on the Conversion Date if all of their shares of Preferred Stock are automatically converted to Common Stock should request their broker to DWAC their position in both Common Stock and Preferred Stock to the company’s transfer agent, Computershare Trust Company, no later than February 8, 2010. This will permit the company to instruct the transfer agent to convert only such number of shares of Preferred Stock so that the holder holds no more than 9.9% of the Common Stock on the Conversion Date.

If fewer than all shares of Preferred Stock are converted to Common Stock on the Conversion Date, the company anticipates that fewer than approximately one billion shares of Common Stock will be outstanding as of such date. The company cannot guarantee the number of shares of Common Stock that will be outstanding on the Conversion Date before such date.

Holders should also contact their brokers to determine how quickly their accounts will be updated to reflect the conversion of Preferred Stock to Common Stock.

Holders and brokers may contact the company’s transfer agent, Computershare Trust Company, N.A., at the address and phone number just below for further information.

Computershare Trust Company, N.A.

Attention: Corporate Actions

250 Royall Street

Canton, MA 02021

(800) 730-6001

Shares of Preferred Stock that are not converted to Common Stock on the Conversion Date will remain outstanding and subject to the terms and conditions of the Certificate of Designations of the Preferred Stock.

YRC WORLDWIDE INC.